CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Appointment of the Independent Registered Public Accounting Firm” and “Financial Highlights” and to the use of our report dated December 27, 2012 for Nuveen Municipal High Income Opportunity Fund and Nuveen Municipal High Income Opportunity Fund 2 in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen Municipal High Income Opportunity Fund filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-186450).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 21, 2013